EXHIBIT 99.1

Employment Agreement

               This Agreement is entered into as of Monday, January 31, 2005 by and between Donna Gibbs (the “Employee”) and PlanetOut Inc., a Delaware corporation (the “Company”).

1)	Duties and Scope of Employment.

a)	Position. For the term of her employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Senior Vice President or in such other level equivalent or higher-level position as the Company subsequently may assign to the Employee. The Employee shall report to the CEO, President, COO, CFO, Executive Vice President, Senior Vice President or to such other person as the Company subsequently may determine. The Employee’s duties shall include, but are not limited to, those items set forth in Schedule A of this Agreement, as may be updated from time-to-time as mutually agreed by Employee and Employee’s senior management, provided however that Employee’s duties following such changes shall be commensurate with Employee’s Senior Vice President-level or higher-level position with the Company.

b)	Obligations to the Company. During her Employment, the Employee shall devote her full business efforts and time to the Company. During her Employment, the Employee may, during nonworking hours away from the Company’s premises, engage in lawful conduct as an employee, consultant or volunteer for an organization other than the Company (“Other Work”); provided, however, that such Other Work does not include, without limitation, conduct that (i) constitutes a breach of fiduciary duty to the Company, (ii) constitutes a breach of the duty of loyalty to the Company, (iii) constitutes a breach of Employee’s Proprietary Information and Inventions Agreement with the Company, (iv) constitutes a breach of this Agreement, (v) competes with the Company’s business, (vi) assists any person or entity in competing with the Company, (vii) assists any person or entity in preparing to compete with the Company, or (viii) assists any person or entity in hiring away any employees or consultants of the Company. In the event that the Employee engages in Other Work, at least five (5) business days prior to engaging in lawful conduct in business activities other than the Company’s business, or in charitable and political activities not directly associated with the Company during nonworking hours away from the Company’s premises, the Employee must in writing notify the Company of the Employee’s activity and purpose of activity, name of employer (if any) or organization, position with respect to the activity or the entity and any potential conflict that may arise from that activity, including the number of hours spent engaging in such activity that may or will detract from the business of the Company. The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during her Employment.

c)	No Conflicting Obligations. The Employee represents and warrants to the Company that she is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with her obligations under this Agreement. The Employee represents and warrants that she will not use or disclose, in connection with her employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, other than the Company, title or interest and that her employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The

Employee represents and warrants to the Company that she has returned all property and confidential information belonging to any prior employer. The Employee agrees to sign the current versions and any future versions of the Company’s various agreements related to confidentiality, inventions and related intellectual property matters.

d)	Commencement Date and Location. The Employee shall have officially commenced work for the Company on July 6, 2004 (“Commencement Date”) and shall be located in the San Francisco office of the Company.

2)	Cash and Incentive Compensation.

a)	Salary. The Company shall pay the Employee as compensation for her services a base salary at a gross annual rate, excluding incentive bonuses that may be recommended by the Company’s CEO and approved by the Compensation Committee of the Board of Directors (the “Board”), of One Hundred Fifty Thousand Dollars ($150,000) from the Commencement Date which, upon approval of the CEO and Compensation Committee of the Board, shall be increased to One Hundred Eighty Thousand Dollars ($180,000) on February 1, 2005. Such base salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual base salary specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”) In addition, there will be a performance bonus of $25,000, payable twelve months from the Commencement Date, based on the terms as outlined in Schedule B. In the event of termination after less than twelve months from the Commencement Date, but more than nine months, the Company would pay a pro-rated percentage of this bonus, at minimum, fifty percent. The Employee will be entitled to receive an evaluation of performance on or about each successive annual anniversary of the Employee’s Commencement Date. All future changes to compensation will be based on the results of evaluations of the Employee’s performance, whether such evaluations are performed annually, or more frequently as may be initiated by Employee’s senior management.

b)	Relocation. The Company will reimburse expenses for the Employee’s relocation from Oregon to San Francisco, up to $10,000 with actual receipts, in a signed expense report. In the event the Employee resigns from the Company in the six months following the Commencement Date, the Employee will reimburse the Company the full relocation amount. If the Employee resigns from the company in the following seven to twelve months, the Employee will reimburse the Company 50% of relocation expenses. In the case of extraordinary circumstances, the Company will amend this expense arrangement with the mutual agreement of the CFO, or the VP Human Resources and the Employee.

c)	Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the CEO, CFO or COO, as may be approved by the Board and, after such approval, presented to Employee. The determinations of the Board with respect to such bonus shall be final and binding.

d)	Performance Bonus Options. Subject to the approval of the Board, the Company may grant the Employee stock options or other instruments, from time-to-time, covering the shares of the Company’s equity securities. The terms of such options and other equity instruments shall be as determined by the Company’s Board of Directors at the time of any such grant. Such terms shall be provided in writing to the Employee at the time of any such grant.

3)	Vacation and Employee Benefits. During her Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s standard policy for similarly situated employees, as it may be amended from time to time. During her Employment, the Employee shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan based on the terms of the plan and Company policy. At Employee’s option, Employee shall be eligible to use personal life and disability insurance to cover the approximate difference between the company plan’s maximum and her Base Compensation up to a cost of $150 per month for disability insurance and $100 per month for life insurance and to present the Company receipts for such insurance for reimbursement by the Company.

4)	Business Expenses. During her Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5) Term of Employment.

a)	Basic Rule. The Company agrees to continue the Employee’s Employment, and the Employee agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(d) until the date when the Employee’s Employment terminates pursuant to Subsection (b) or (c) below. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

b)	Termination. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate her Employment by giving the Company thirty (30) days advance notice in writing. The Employee’s Employment shall terminate automatically in the event of her death.

c)	Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee’s Employment pursuant to this Section 5, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

d)	Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee’s obligations under Section 7.

6)	Termination Benefits.

a)	General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee (i) has executed a reasonable general release (in a form prescribed by the Company) of all known and unknown claims that she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

b)	Severance Pay.

i)	If, during the term of this Agreement, the Company terminates the Employee’s Employment (including through “Constructive Termination” as defined below) for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee her Base Compensation for a period of nine (9) months following the termination of her Employment (the “Base Continuation Period”) and shall accelerate the vesting of any outstanding stock options or other vesting equity instruments such that the Employee will become vested in an additional number of shares subject to such stock options, as if the Employee provided another six (6) months of service with the Company. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures

ii)	If, within sixteen (16) months following a Change of Control (where Change of Control means (a) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (b) the sale or disposition by the Company of all or substantially all the Company’s assets) and the Company terminates the Employee’s Employment (including through “Constructive Termination” as defined below) for any reason other than Cause or Permanent Disability, then, subject to the “Parachute Payment” provisions as set forth on Schedule C hereto, the Company shall pay the Employee her Base Compensation for a period of twelve (12) months following the termination of her Employment (the “Change of Control Continuation Period”), and shall accelerate the vesting of any outstanding stock options or other equity instruments such that the Employee will become vested in an additional number of shares subject to such stock options or other equity instruments, as if the Employee provided the greater of either (A) another six (6) months of service with the Company or (B) 50% of the remaining unvested shares. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures.

iii)	Definition of “Constructive Termination.” For all purposes under this Agreement “Constructive Termination” shall mean that the Employee’s resignation within sixty (60)

days following (i) a material reduction or change in title, job duties, authority, responsibilities or job requirements inconsistent with Employee’s position with the Company to which the Employee has not agreed to in writing; (ii) any material reduction of Employee’s Base Compensation to which the Employee has not agreed to in writing; (iii) any elimination of a material benefit provided to the Employee pursuant to employment with the Company to which the Employee has not agreed to in writing unless such material benefit is being eliminated for all Employees in comparable positions or Employee’s class due to a reasonable business need or condition; (iv) a relocation of place of employment more than sixty (60) miles from San Francisco, California; (v) the Company’s failure to cure any material breach by it of the terms of this Agreement within a reasonable time following written notice from the Employee to the Company’s Board of Directors; or (vi) the actual occurrence of any “constructive termination” of the Employee by the Company under California law. The provisions of subparts (i) through (iii) of this subparagraph b(iii) shall not apply if any “cause” as defined in subparagraph (d) has occurred, and, if curable pursuant to subparagraph (d), has not been cured.

iv)	Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform her duties under this Agreement for a period of not less than 90 consecutive days (or such longer period as may be required by law) as the result of her incapacity due to physical or mental injury, disability or illness.

c)	Health Insurance. If Subsection (b) above applies, and if the Employee elects to continue her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of her Employment, then the Company shall pay the Employee’s monthly premium under COBRA until the earliest of (i) the close of the Base Continuation Period or Change of Control Continuation Period, as applicable, (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

d)	Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

i)	Any material breach of this Agreement, the Proprietary Information and Inventions Agreement between the Employee and the Company, or any other written agreement between the Employee and the Company, without Employee’s satisfactory and reasonable cure, if curable, within thirty (30) days of Employee’s receipt of written notice from the Company of such failure to comply, provided that such notice by Company to Employee specifies the material breach(es) compliance issues and shall delineate the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

ii)	Any material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employee’s Employment, which adversely impacts any aspect of the business or personnel of the Company without Employee’s satisfactory and reasonable cure, if curable, within thirty (30) days of Employee’s receipt of written notice from the Company of such failure to comply, provided that such notice by Company to Employee shall specify the material failure(s) to comply compliance issues and delineates the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

iii)	Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

iv)	Threats or acts of violence or unlawful harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Company or directed to the Company;

v)	The sale, possession or use of illegal drugs on the premises of the Company or of a customer or business partner of the Company or when engaged in the business of the Company at Company events, Company sponsored events and at any other events, premises and venues at which the Employee is engaged in the business of the Company;

vi)	Misappropriation of the assets of the Company or other acts of dishonesty;

vii)	Illegal or unethical business practices;

viii)	Gross misconduct or gross negligence in the performance of duties assigned to the Employee under this Agreement; or

ix)	Failure to perform reasonable duties assigned to the Employee under this Agreement without Employee’s satisfactory and reasonable cure, if curable, within sixty (60) days of Employee’s receipt of written notice from the Company of such failure to perform, provided that such notice by Company to Employee shall specify the failure(s) to perform and delineate the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure.

7)	Non-Solicitation and Non-Disclosure.

a)	Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Employee’s Employment terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates with whom the Employee had contact during her Employment.

b)	Non-Disclosure. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

8)	Successors.

a)	Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

b)	Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9)	Miscellaneous Provisions.

a)	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

b)	Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Whole Agreement. This Agreement supersedes any previous offer letters and employment agreements including, among any others, the Employment Agreement dated August 1, 2002. No other agreements, representations or understandings (whether oral or written and whether express or implied), which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Proprietary Information and Inventions Agreement, the Company’s 2001 and 2004 Equity Incentive Plans and the applicable Stock Option Agreements evidencing Stock Options granted to you by the Company contain the entire understanding of the parties with respect to the subject matter hereof.

c)	Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

d)	Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

e)	Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s Employment or the termination thereof, shall be settled in San Francisco, CA, by arbitration before a single arbitrator in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Employee shall share equally all fees and expenses of the arbitrator. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

f)	No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

g)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

By	/s/ Donna Gibbs

Donna Gibbs

PlanetOut Inc.

By	/s/ Lowell R. Selvin

Lowell R. Selvin Chairman and Chief Executive Officer

Schedule A

EMPLOYEE DUTIES

1.	Position and Structure:

1.1.	Senior Vice President, Marketing and Communications

1.2.	Reporting to the CEO

2.	Position Overview

3.

3.1.	Overall management and responsibility for PlanetOut Inc. corporate communications, media programming, consumer and corporate marketing, including creative services, media buying and event marketing.

3.2.	Primary management responsibility for business planning, strategy and tactical implementation to support all marketing and communications efforts.

3.3.	Manages PlanetOut’s business, marketing, and creative services teams and work to promote collaboration between these groups to ensure efficient workflow, superior product quality and rapid time-to-market of all product deliverables.

3.4.	Primary responsibility for all near- and long-term strategic business planning for PlanetOut’s marketing and communications efforts including revenue planning, labor and marketing resource allocation.

3.5.	Interfaces regularly with PlanetOut’s other business leaders to ensure cohesive company strategy, identify areas for cross-promotion opportunities, and work toward increased synergies.

3.6.	In an effort to promote global adoption of PlanetOut’s Premium and Advertising Services, collaborate with international Premium Services managers and Advertising Sales managers to drive sales of those services in foreign markets and identify new geographical areas of expansion for PlanetOut Inc.

4.	Responsibilities

4.1.	Develop short-term and long-term business plans and budgets for PlanetOut’s overall marketing and communications needs.

4.2.	Manage communications, media programming, marketing and creative services departments; oversee and approve all marketing and other customer acquisition and retention plans related to Premium Services and Advertising Services.

4.3.	Collaborate with international Premium Services teams to ensure rapid growth in key international markets and cohesive brand strategy worldwide.

4.4.	Work with company leaders to set corporate objectives and priorities, including both long-term strategic planning and shorter-term tactical development.

4.5.	Oversee short and long-term market strategies and tactics to support overall revenue and customer acquisition goals for Gay.com and PlanetOut Premium Services and Advertising Services; oversee marketing efforts to ensure consistency of message, marketing tactics and promotional plans.

4.6.	Establish short and long-term marketing relationships with strategic partners to drive adoption of PlanetOut consumer products and services and create new offerings for PlanetOut users.

4.7.	Provide revenue, SWOT (strength, weakness, opportunity, threat) and other business analysis regarding all marketing, media programming and communications efforts to the PlanetOut Inc. Board on a regular basis.

4.8.	Act as a primary company spokesperson for PlanetOut business and consumer interviews.

4.9.	Responsibilities as further defined in job descriptions and other roles and responsibilities memoranda.

5.	As a leader, with integrity, wisdom and prudence, interacting with, communicating to, helping to educate and to develop upline and downline management, peer management, and non-reporting staff throughout the Company to the benefit of all Company individuals and the business as a whole.

6.	Representing the Company and its individuals in formal and informal communications and presentations, on panels, with the press, in the field, with clients and other business partners, and in all other business-related circumstances, with the highest attainable form of professionalism, integrity, honesty, and sincerity in the desire to serve, provide service, and relate information, and in all other forms of communication and presentation.

Schedule B

Initial Performance Bonus Terms

Donna Gibbs

July 2004 - June 2005 Initial Performance Goals

•	Presence in role – Ability to successfully collaborate with stakeholders to deliver on key business goals. Trust and confidence of CEO, CFO and the rest of the senior management team. Respect of direct reports and team members.

•	Successfully expand role – Management of corporate marketing & communications, media programming and creative services teams. Lead cross-functional team to improve Gay.com and PlanetOut.com web site presentation and design to fortify brand identities and increasing revenue and subscriber metrics. Lead investor relations strategy with emphasis on financial and business media communication. Brand oversight and brand management. Internal communications and issues management leadership. Contribute to corporate strategy, organizational structure improvements and company growth goals.

•	Measurably improve the performance of the corporate communications and public relations function – Quantifiable increase in volume and quality of mainstream media coverage. Successfully manage past team interaction issues. Hire Bryce’s replacement.

•	Measurably improve the performance of the media programming function – Improve editorial product with more compelling stories and more visual and interactive elements. Lead team to think and act more like “broadcast producers” and less like “print editors.” Drive more integration and cooperation between media programming, advertising sales and member services (example: collaborative effort to design new Personals splash page). Double content channel inventory. Eliminate or dramatically reduce need for forced exit chat impressions.

•	Lead effort to improve community relations efforts – Create a more accountable and credible effort to support non-profit and community organizations that gains visibility for PlanetOut as a good corporate citizen.

•	Undertake PlanetOut corporate brand marketing – Lead outbound marketing effort to establish a corporate brand identity for PlanetOut and its business units.

Schedule C

Parachute Payment

     If any payment or benefit the Employee would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock awards unless the Employee elects in writing a different order for cancellation.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Employee.